December 12, 2005

Northeast Utilities

107 Selden Street

Berlin, CT 06037

Re:

Issuance of 23,000,000 Common Shares

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company, a service company subsidiary of Northeast Utilities (the “Company”), and have acted as counsel to the Company in connection with the offer and sale of 23,000,000 of the Company’s common shares, $5.00 par value (the “Shares”), pursuant to an underwriting agreement dated December 6, 2005 between the Company and Lehman Brothers Inc. and J.P. Morgan Securities Inc., as representatives of the underwriters named therein (the “Underwriting Agreement”).  The Company had registered $750 million of securities, including its common shares, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 (File No. 333-1128811, the “Registration Statement”).  In this letter, "Registration Statement" means that registration statement, as amended, and "Prospectus" means the prospectus included in the Registration Statement, as supplemented.

For purposes of the opinion I express below, I have examined among other agreements, instruments and documents, the Registration Statement and its exhibits, including the Underwriting Agreement, the Company’s Declaration of Trust included as Exhibit 4.1 to the registration Statement, and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that

1.

The Company is a voluntary association validly existing under the laws of the Commonwealth of Massachusetts, and has the power, corporate or otherwise, to conduct its business as now conducted and to issue the Shares.

2.

The Shares are legally issued, fully paid and non-assessable.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

This opinion is limited to the current laws of the State of New York, the current federal laws of the United States, and to the limited extent set forth below, the current laws of the Commonwealth of Massachusetts, and to the facts as they exist on the date hereof. I am not admitted to practice law in the Commonwealth of Massachusetts, but I am generally familiar with the laws of such Commonwealth and have made such inquiries as I considered necessary to render my opinion. I express no opinion as to matters involving the laws of any jurisdiction other than the State of New York, the Commonwealth of Massachusetts and the United States. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to our attention after the date hereof.

This opinion is furnished only to you in connection with the issuance of the Shares and is solely for your benefit. Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent (including by any person that acquires Shares from you).

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on December 12, 2005, which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Jeffrey C. Miller Jeffrey C. Miller Assistant General Counsel